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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION NUMBER UNDER SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  COMMISSION FILE NUMBER 0-21980

                            CONCENTREX INCORPORATED
             (Exact name of registrant as specified in its charter)

                              400 SW SIXTH AVENUE
                             PORTLAND, OREGON 97204
                                  503-274-7280
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           COMMON STOCK, NO PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
       Rule 12g-4(a)(1)(i)  [X]              Rule 12h-3(b)(1)(i)  [X]
       Rule 12g-4(a)(1)(ii) [ ]              Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(2)(i)  [ ]              Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(ii) [ ]              Rule 12h-3(b)(2)(ii) [ ]
       Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice
date:    1

     John H. Harland Company is the sole holder of record of the securities listed above as of the date hereof pursuant to the merger of JH Acquisition Corp, a wholly-owned subsidiary of John H. Harland Company, with and into Concentrex Incorporated which was consummated on August 25, 2000.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Concentrex Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 28, 2000               By:    /S/ JOHN C. WALTERS
                                    Name:  John C. Walters
                                    Title: Vice President
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